Big Cat Energy Corp. 1000 – 201 W. Lakeway Gillette, WY 82718 T 307.685.3122	Transwestern One 215 – 404 N. 31st St. Billings, MT 59101 T 406.255.7190	www.bigcatenergy.com	OTCBB:BCTE

REQUEST FOR ACCELERATION

March 14, 2008

UNITED STATES SECURITIES
  AND EXCHANGE COMMISSION
DIVISION OF CORPORATION FINANCE
H. Roger Schwall, Assistant Director
ATTN: Mellissa Campbell Duru
100 F Street NW,  Mail Stop 7010
WASHINGTON, D.C. 20549-2000

RE:    Sterling Oil & Gas Company
          Registration Statement on Form SB2/S-1
          File No.333-148034
          Request for Acceleration

To Whom It May Concern:

The Registrant, Sterling Oil & Gas, hereby requests acceleration of the effective date of the above referenced registration statement to March 14, 2008 at 12 Noon EDT or as soon as practicable thereafter.      The representation letter of the Company is attached

Sterling Oil & Gas Company

/s/  Richard G. Stifel
______________________________
Richard G. Stifel,  CFO

Big Cat Energy Corp. 1000 – 201 W. Lakeway Gillette, WY 82718 T 307.685.3122	Transwestern One 215 – 404 N. 31st St. Billings, MT 59101 T 406.255.7190	www.bigcatenergy.com	OTCBB:BCTE

March 14, 2008

UNITED STATES SECURITIES
AND EXCHANGE COMMISSION
DIVISION OF CORPORATION FINANCE
H. Roger Schwall, Assistant Director
ATTN:  Mellissa Campbell Duru
Mail Stop 7010
100 F Street NW
WASHINGTON, D.C. 20549-2000

RE:    Sterling Oil & Gas Company
          Registration Statement on Form SB2/S-1
          File No.333-148034
          Request for Acceleration

To Whom It May Concern:

In connection with the foregoing filing of Sterling Oil & Gas (the “Company”), the Company hereby understands and states that:

•the Company is responsible for the adequacy and accuracy of the disclosure in the filing;

•staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

•the Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Very truly yours,
Sterling Oil & Gas Company

/s/  Richard G. Stifel
________________________________
Richard G. Stifel, CFO